Exhibit 99.1

Roivant Announces Completion of Redemption of its Outstanding Warrants

BASEL, Switzerland and LONDON and NEW YORK, September 11, 2023 (GLOBE NEWSWIRE) – Roivant (Nasdaq: ROIV) today announced that it completed the redemption of its outstanding public warrants (the “Public Warrants”) and private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) that remained outstanding following 5:00 p.m. New York City Time on September 1, 2023 (the “Redemption Date”) for a redemption price of $0.10 per Warrant (the “Redemption Price”).

On August 2, 2023, Roivant issued a press release stating that, pursuant to the Warrant Agreement dated September 30, 2021 (the “Warrant Agreement”), it would redeem all of its Warrants that remained outstanding following 5:00 p.m. New York City Time on the Redemption Date at the Redemption Price. Of the 20,475,875 Public Warrants that were outstanding as of June 30, 2023, 397 were exercised for cash at an exercise price of $11.50 per Common Share in exchange for an aggregate of 397 Common Shares and 20,061,507 were exercised on a cashless basis in exchange for an aggregate of 5,005,531 Common Shares, in each case in accordance with the terms of the Warrant Agreement, representing approximately 98% of the outstanding Public Warrants in the aggregate. In addition, all of the Private Warrants were exercised on a cashless basis in exchange for an aggregate of 2,548,621 Common Shares, in accordance with the terms of the Warrant Agreement.

In connection with the redemption, the Public Warrants ceased trading on The Nasdaq Global Market (“Nasdaq”) and were delisted, with the trading halt announced after close of market on September 1, 2023. The Common Shares continue to trade on Nasdaq under the symbol “ROIV.”

Additional information can be found on Roivant’s investor relations website at https://investor.roivant.com/.

About Roivant

Roivant is a commercial-stage biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Today, Roivant’s pipeline is concentrated in inflammation and immunology and includes VTAMA®, a novel topical approved for the treatment of psoriasis and in development for the treatment of atopic dermatitis; batoclimab and IMVT-1402, fully human monoclonal antibodies targeting the neonatal Fc receptor (“FcRn”) in development across several IgG-mediated autoimmune indications; and RVT-3101, an anti-TL1A antibody in development for ulcerative colitis and Crohn’s disease, in addition to several other therapies in various stages of clinical development. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. Beyond therapeutics, Roivant also incubates discovery-stage companies and health technology startups complementary to its biopharmaceutical business. For more information, visit www.roivant.com.

Contacts:

Investors

Roivant Investor Relations
ir@roivant.com

Media

Stephanie Lee
Roivant Sciences
stephanie.lee@roivant.com